EXHIBIT 5.1

June 29th, 2005

Zone 4 Play, Inc.
103 Foulk Road
Wilmington, DE 19803

Dear Ladies and Gentlemen:

In connection with the registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act") (the "Registration Statement"), filed by Zone 4 Play, Inc., a Nevada corporation (the "Company"), in connection with 5,000,000 shares (the "Registered Shares") of its common stock, par value $.001 per share ("Common Stock"), that are to be offered under and are issuable upon the exercise of options granted and to be granted pursuant to the provisions of the Company's 2004 Global Share Option Plan, as amended (the "Plan"), including the 1,384,522 shares being offered for resale by the Selling Stockholders (as defined in the prospectus filed as part of the Registration Statement), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "Commission") as Exhibit 5.1 to the Registration Statement.

We have acted as counsel to the Company in connection with the Registration Statement. In connection with this opinion, we have examined and relied upon originals or copies of the Company's Articles of Incorporation, as amended, and Bylaws, corporate proceedings of the Board of Directors of the Company with respect to the authorization and issuance of the Registered Shares and such other records, agreements and instruments of the Company, certificates of public officials and of officers of the Company and such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, which facts we have not independently verified.

We have necessarily assumed in connection with the opinions expressed below that the terms and conditions of the agreements under which the Registered Shares will be issued, are (i) in accordance with all applicable laws and the Company's Articles of Incorporation, as amended, and Bylaws, and (ii) not in conflict with any contractual or other restrictions which are binding on the Company.

We have also necessarily assumed in connection with the opinions expressed below that, at the time of the issuance of the Registered Shares upon exercise of the options, the Company will have a sufficient number of authorized shares of common stock under the Company's Articles of Incorporation that will be unissued and not otherwise reserved for issuance.

For purposes of our opinion, we have examined an official compilation of "Title 7 - Business Associations; Securities; Commodities, Chapter - 78 - Private Corporations" of the Nevada Revised Statutes (such examination being limited to the provisions of such statutes only, and not including any annotations or commentary). Other than such examination and our examination of the documents indicated above, we have made no other examination in connection with this opinion. We express no opinion herein concerning the federal laws of the United States of America or any state securities or blue sky laws.

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Relying on the foregoing, and without further inquiry on our part, we are of the opinion that the Registered Shares, when issued in accordance with the terms of the Plan and the options granted thereunder, and upon receipt of payment of the exercise price therefor in accordance with the terms of the option, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,


/s/ ZYSMAN, AHARONI, GAYER & CO./SULLIVAN & WORCESTER LLP